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                                                                   Exhibit 10.14

                           CH2M HILL COMPANIES, LTD.
                         DEFERRED COMPENSATION PROGRAM

CH2M HILL COMPANIES, LTD. hereby established the CH2M HILL COMPANIES, LTD. Deferred Compensation Program (the "Program") for select group of its senior executives eligible to participate in the Program to its terms, effective as of January 1, 1997.

          1.  Purpose:
              --------

          The purpose of this program is to provide for an unfunded, nonqualified deferred compensation arrangement for a select group of senior executives of the Company in order to assist in attracting and retaining such senior executives and to encourage such senior executives to devote their best efforts to the business of the Company.

          2.  Definitions:
              ------------

          2.01 "Agreement" means the Deferred Compensation Agreement between the Company and the Employee. Each Plan Year deferral will be covered by a separate Agreement.

          2.02 "Beneficiary" means the person or persons or other entity or entities that have been designated by the Employee to receive, after his death, benefits under the Program in accordance with the terms of the Program. The designation by the Employee must be on forms prescribed by the Company and must be filed with the Company. Should the Employee fail to designate a Beneficiary, or should the designated Beneficiary fail to survive the Employee, the benefits due hereunder shall be paid to the Employee's estate. Beneficiary designations may be revoked or changed by filing a new Beneficiary designation with the company.

          2.03 "Change of Control" shall be deemed to have occurred upon the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Ace of 1934 (the "Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of Company's then outstanding voting securities entitled to vote generally, or the approval by the stockholders of Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of Company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding securities, or a liquidation or dissolution of Company or of the sale of all or substantially all of Company's assets.

          2.04 "Commencement Date" means the first day of the Plan Year with respect to which a Compensation deferral occurs.
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          2.05  "Committee" shall mean the Compensation and Work Force Committee of the Board of Directors.

          2.06 "Compensation" means the Employee's base salary to be received during a Plan Year from the Company and any bonus or unused vacation earned by and payable to the Employee with respect to any Plan Year.

          2.07 "Company" means CH2M HILL COMPANIES, LTD. and any subsidiaries, affiliates or members of a controlled group, as defined in Internal Revenue Code
Section 1563 and the related regulations.

          2.08 "Disability" means any disability of the Employee pursuant to which the Employee is entitled to benefits under the Company's long term disability program.

          2.09 "Deferred Compensation Amount" means the cumulative deferrals of the Employee, plus the accretions for earnings, and minus any previous payments made to the Employee in accordance with the provisions of section 6 of the Program.

          2.10 "Employee" or "eligible employee" means an employee of the Company who is designated as eligible for participation in the Program pursuant to the terms hereof.

          2.11  "Plan Year" means a calendar year.

          2.12 "Serious Financial Hardship" means an immediate and heavy financial need if the hardship is caused by one or more of the following:

          (a) Accident or illness involving the participant, a member of the participant's immediate family or household or another dependent, (as defined in Code Section 152) if medical expenses would be deductible under Section 213(d) of the Internal Revenue Code;

          (b) The current cost of post-secondary education of a member of the Participant's immediate family;

          (c) The cost of buying the principal residence of the Participant, not including making mortgage payments;

          (d) The cost of preventing an eviction or mortgage foreclosure on the principal residence of the Participant, or;

          (e) Any other deemed immediate and heavy financial need which the Internal Revenue Service may designate.

          2.13  "Unused Vacation" means those hours of "time off with pay"
(TOWP) or vacation fringe benefit hours accumulated to the benefit account of the eligible Employee of the beginning of a plan year in which compensation is deferred. Unused vacation hours will be converted to compensation at the employee's hourly base pay rate for the year previous to the plan year.
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          3.    Administration:
                ---------------

          The Committee shall have full power and authority to administer and interpret the Program, subject to the provisions of the Program and to such matters as are reserved under the Program to the Board of Directors of the Company. The Committee may adopt such administrative guidelines and procedures as it deems necessary or helpful in administering the Program.

          4.    Eligibility:
                ------------

          The Committee based on recommendations from management, shall designate the Employees who may participate in the Program for a Plan Year from among those employees of the Company who meet the criteria for designation. The employees who are eligible for designation for participation shall be those employees who are members of a select group of management or highly compensated employees. Participation in the Plan will be on a Plan Year by Plan Year basis, and participation for any Plan Year will not, in and of itself, entitle an employee to participate for any other Plan Year.

          5.    Compensation Deferred:
                ----------------------

          5.01 Compensation to be deferred - An Employee may elect to defer part of his Compensation for a Plan Year, except that:

          (a) the maximum deferral is 50% of base salary and 100% of any cash bonus and unused vacation in excess of two weeks TOWP, unless a higher percentage is approved by the Committee;

          (b) the minimum deferral for a Plan Year when deferral is elected shall be 10% of base salary or excess vacation with a compensation of $5000.

Deferrals from base salary shall be withheld in substantially equal amounts from the base salary otherwise payable for the Plan Year for which the deferral is made. Deferrals from bonuses and unused vacation shall be withheld from the bonus or unused vacation otherwise payable for the Plan Year for which the deferral is made.

          5.02 Time and Method of Election to Defer - Election to defer shall be made at any time prior to the beginning of the Plan Year for which the Compensation shall be deferred. Any election so made shall be irrevocable with respect to that Plan Year. If no election is made, all Compensation shall be paid on a regular basis during the Plan Year. Election shall be by written notice to the Company.

          6.    Payment:
                --------

          6.01 Payment of the Deferred Compensation Amount shall be governed by the irrevocable elections made by the employee with each Plan Year's Agreement. Payment shall commence after the earlier of the Employee's death, disability, attainment of the age selected in the Agreement, or termination of employment with the Company.
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          6.02  In the event of the Employee's death prior to commencement of distribution of the Deferred Compensation Amount, the entire Deferred Compensation Amount shall be paid to the Employee's Beneficiary as soon as practical after the death of the Employee.

          6.03 In the event of the Employee's death after commencement of distribution of benefits, but prior to the complete distribution of all benefits to which the Employee is entitled, then payment of the remaining balance of the Deferred Compensation Amount shall be governed by the irrevocable elections made by the Employee with each Plan Year's Agreement.

          6.04 Each Plan Year's deferrals shall be accounted for separately and payment of the deferred amounts shall be governed by the Agreement for the year of deferral. Notwithstanding the fact that election may have been made to have the Deferred Compensation Amounts paid in installments, in the event that the total monthly installments for all Plan Year Deferrals is less than $1000, then the monthly payment shall be increased to $1000, with the excess charged against the earliest Plan Year's deferral, with a corresponding reduction in the number of monthly installments. The Committee may adjust this minimum monthly payment from time to time, at its sole discretion.

          6.05 Notwithstanding the irrevocable elections made by the participant, the Committee, in their sole and absolute discretion, may modify the payment of any Deferred Compensation Amounts which the Participant has elected to have paid in a lump sum. Such modification shall not result in the payment of such Deferred Compensation Amounts over a period of greater than five years. Payments shall be in substantially equal monthly installments, and the unpaid Deferred Compensation Amounts shall continue to earn interest as provided in section 9, until such Deferred Compensation Amounts have been paid in full.

          6.06 In the event of Serious Financial Hardship of a Participant, the Participant may request distribution of some or all of the Participant's Deferred Compensation Amount. The Committee may require such evidence as it deems necessary to determine if a distribution is warranted. The Committee shall have the power to cease further deferrals by the Participant in lieu of or in addition to permitting a distribution. Payment shall not be made to the extent that the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant's assets, to the extent such liquidation would not itself cause Serious Financial Hardship. Distribution shall be limited to the amount necessary to meet the emergency and the anticipated income taxes that would arise from the distribution.

          7.    Termination of Employment after Change of Control:
                --------------------------------------------------

          Notwithstanding section 6 of the Program, if the employment of an Employee is terminated, other than by death, disability or normal retirement, within three years after a Change of Control, payment of the entire Deferred Compensation Amount shall be made in a lump sum as soon as practical after termination of employment.
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          8.    Nature of Company's Obligation:
                -------------------------------

          This Program is intended and shall be construed as an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The benefits provided under this Program shall be a general, unsecured obligation of the Company payable solely from the general assets of the Company, and neither the Employee nor the Employee's Beneficiaries or estate shall have any interest in any assets of the Company by virtue of this Program. No fund or other assets will ever be set aside or segregated for the benefit of the Employee or the Employee's Beneficiaries under this Program. The adoption of this Program and any setting aside of amounts by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust; legal and equitable title to any funds so set aside shall remain subject to the general creditors of the Company. If it becomes necessary for Employee to institute a claim, by litigation or otherwise, to enforce his rights under the Program, the Company agrees to indemnify Employee from and against all costs and expenses, including legal fees, incurred by him in instituting and maintaining such claim.

          9.    Earnings:
                ---------

          9.01 The Deferred Compensation Amount shall be credited with interest computed based upon 125 percent of the Long Term Corporate Bonds of Aaa Quality as determined by Moody's. The interest rate shall be adjusted on January 1 and July 1 of each year based upon the Moody's rate for the immediately preceding month. In the event that Moody's ceases publishing its Long Term Corporate Bond rates, then the Committee shall substitute a reasonably comparable rate.

          9.02 In the event that an Employee has commenced distribution of the Deferred Compensation Amount, the crediting of interest on the unpaid balance shall continue until the Deferred Compensation Amount has been distributed in full.

          9.03 Interest shall be computed and credited monthly based upon the balance of the Deferred Compensation Amount as of the last day of the immediately preceding month.

          10.   Miscellaneous Provisions:
                -------------------------

          10.01 Amendment - This Program may be amended from time to time or terminated by the Compensation and Work Force Committee of the Board of Directors of the Company (or such successor Board Committee as may subsequently be assigned similar jurisdiction), but no such amendment or termination, other than as provided in 10.02 of this Program, may change an election which an Employee has made, nor any rights and obligations thereunder.

          10.02 Termination - The Company may terminate further deferrals under the Program for any reason with respect to deferrals for Plan Years beginning after the date of the Company's termination of the Program. In the event of such cessation of deferrals, all other rights and obligations shall continue until all Deferred Compensation Amounts have
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been paid to all Employees under the terms of the Program. At any time following a Change in Control, the Company may terminate the Program, but only if either the federal tax laws change or are construed in such a manner as to adversely affect the Company's after tax cost to provide the benefits under the Program or the provisions of the Employee Retirement Income Security Act of 1974 (other than reporting and disclosure requirements) become applicable to deferrals under the Program. In the event of such termination, each Employee's Deferred Compensation Amount shall become immediately due and payable.

          10.03 Successors, Mergers, or Consolidations - Any Agreement under the Program shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and upon any corporation into which the Company may be merged or consolidated, and (ii) the Employee, and his heirs, executors, administrators and legal representatives.

          10.04 Termination of Employment during Plan Year - If any Employee terminates his employment for any reason during a Plan Year for which compensation is to be deferred, the actual deferral specified in his Agreement for the Plan Year shall be adjusted to equal the actual amounts deferred under the Agreement prior to such termination.

          10.05 Assignment of Rights - The Program, and the rights, interests and benefits hereunder, shall not be assigned, transferred, pledged, sold, conveyed, or otherwise alienated or encumbered in any way by the Employee or his Beneficiary, and shall not be subject to execution, attachment or similar process. Any attempted sale, conveyance, transfer, assignment, pledge or encumbrance of the rights, interests or benefits provided pursuant to the terms of the Program, contrary to the terms of the forgoing sentence, or the levy of any attachment or similar process thereupon, shall by null and void and without effect.

          10.06 Entire Agreement - This Program constitutes the entire agreement between the parties and the benefits hereunder shall be independent of, and in addition to, any other benefits or compensation payable under any other agreements that now exist or may hereafter exist from time to time between Company and Employee.

          10.07 Construction - The Program shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Colorado.

                                        CH2M HILL COMPANIES, LTD.



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Date
                                 BY:_________________________________



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Date
                                 BY:_________________________________
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                           CH2M HILL COMPANIES, LTD.
                         DEFERRED COMPENSATION PROGRAM
                   INDIVIDUAL DEFERRED COMPENSATION AGREEMENT

I. I hereby elect to participate in the CH2M HILL COMPANIES, LTD. Deferred Income Program for the plan year ended December 31, 19__. I authorize CH2M HILL COMPANIES, LTD. to defer from my salary, bonus, and unused vacation the percentage and/or amounts shown below:

     From my base pay -_______ percent or _________ dollars. (Not to exceed 50%, unless approved by the Committee, with a minimum annual deferral of 10% of base salary.)

     From my cash bonus (if any) -_________ percent or _______ dollars. (Not to exceed 100%.)

II. I also irrevocably elect that distribution of the amounts deferred, together with accumulated earnings, shall commence as soon as practicable after (initial and complete, as appropriate, one of the following):

     ________ January 1 of the year following the year in which I terminate service as an employee of CH2M HILL COMPANIES, LTD.

     ________ The first day of the month after I attain age ____, but not to exceed age 70, or,

     ________ At the same time as I elected for the immediately preceding plan year.

III. I also irrevocably elect to have the amounts deferred, together with the accumulated earnings, be distributed in the following manner on the date elected above (initial and complete, as appropriate, one of the following):

     ________     The entire account balance in one lump sum,

     ________ A lump sum payment of (not to exceed the Deferred Compensation Amount) with the remaining balance distributed in __________ (not to exceed 120) approximately equal monthly installments, beginning with the first day of the first month after payment of the lump sum,

     ________     Approximately equal monthly installments for a period of
                  __________ (not to exceed 120) months, or,

     ________ In the same manner as I elected for the immediately preceding plan year.
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IV.  In the event of my death after commencement of distribution of the Deferred
Compensation Amount, but prior to the distribution of the entire Deferred Compensation Amount, the balance shall be paid to my designated beneficiary or beneficiaries, as follows:

     ________     In a single lump sum payment, or,

     ________     By continuing the election in section III above.

I understand that an election to defer salary or bonus shall become irrevocable of the last day prior to the beginning of such year. The elections as to the timing and amount of distributions become irrevocable as to the amounts deferred in any giving year at such time as the related deferral election becomes irrevocable. I also understand that any election to defer shall only continue for one plan year, and that deferrals in future plan years will require a new election and will be dependent upon being selected for participation in this Deferred Compensation Program for that year by the Company.



_______________________________________________
Signed



_______________________________________________
Date



Printed or typed name   _____________________________________
Social Security Number  _____________________________________
Date of Birth           _____________________________________
Date of Hire            _____________________________________